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EXHIBIT 10.40

ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (the "Agreement") is made as of March 20, 2001, by and among Guitar Center Stores, Inc., a Delaware corporation, with a principal place of business located at 5155 Clareton Drive, Agoura Hills, California 91301 ("Buyer"), and American Music Group, Ltd., a New York corporation, with a principal place of business located at 310 West Jefferson Street, Syracuse, New York 13202, Eastern Musical Supply Co., Inc., a New York corporation, with a principal place of business located at 106 Gray Road, West Falmouth, Maine 04105, Lyons Music, Inc., a New York corporation, with a principal place of business located at 130 E. St. Charles Road, Suite B, Carol Stream, Illinois 60188-2075, American Music, Inc., a Florida corporation, with a principal place of business located at 667 Florida Central Parkway, Longwood, Florida 32750, American Musical Instruments, Inc., a New York corporation, with a principal place of business located at 2710 West Bell Road, Suite 1200, Phoenix, Arizona 85023, Giardinelli Band Instrument Co., Inc., a New York corporation, with a principal place of business located at 7845 Maltage Drive, Liverpool, New York 13090, Central Music Supply, Inc., a New York corporation, with a principal place of business located at 310 West Jefferson Street, Syracuse, New York 13202, and GBI, Inc., a New York corporation, with a principal place of business located at 7845 Maltage Drive, Liverpool, New York 13092 (each, a "Seller" and, collectively, the "Sellers"), and the stockholders of Sellers each of whom is listed on the signature pages hereto (each, a "Stockholder" and, collectively, the "Stockholders"), pursuant to the following terms and conditions.

Recitals:

    A. Sellers now own and wish to sell all of their assets, properties and rights to Buyer on the terms and subject to the conditions set forth herein below.

    B. Buyer wishes to purchase such assets from Sellers (the "Acquisition").

    C. Each of the Sellers and Buyer has approved the Acquisition.

Agreement:

    NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, Buyer, the Sellers and the Stockholders hereby agree as follows:

1.  Definitions.

    "Acquisition" shall have the meaning set forth in Recital B.

    "Action" means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute.

    "Adjustment Amount" shall have the meaning set forth in Section 2.7(c).

    "Agreement" shall have the meaning set forth in the preamble.

    "Ancillary Agreements" means the Noncompete Agreements.

    "Assets" shall have the meaning set forth in Section 2.1.

    "Assumed Liabilities" means (a) the Liabilities of the Sellers shown on the December 31, 2000 balance sheet included in the Financial Statements, (b) the Liabilities of the Sellers incurred in the ordinary course of business of the Sellers consistent with past practice during the period commencing on January 1, 2001 and ending on the Closing Date (other than Employee Plan Liabilities or any Breach); (c) the Liabilities set forth in Section 1(a) of the Seller Disclosure Schedule, if any; and (d) the employment obligations identified in Section 6.9; provided, however, that in no event shall the Assumed Liabilities include (x) any Taxes of any Seller arising from any event prior to or in connection with the Closing or (y) any obligations of any Seller or any Stockholder for the payment of brokerage, investment banking, legal, accounting and similar fees and expenses arising in connection with the transactions contemplated by this Agreement.

    "Auditor" shall have the meaning set forth in Section 2.7(b).

    "Average Parent Common Stock Price" shall mean the average closing price of the Parent Common Stock on the Nasdaq National Market as reported in the Wall Street Journal for the five Trading Days ending on the second Trading Day immediately prior to the Closing Date.

    "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any Seller or any ERISA Affiliate or under which any Seller or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of any Seller or any ERISA Affiliate (with respect to their relationship with such any entity).

    "Books and Records" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the business of any Seller or the Assets, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, Tax Returns, technical manuals and operating records of every kind relating to the business of any Seller or the Assets (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the business of any Seller, in each case whether maintained as hard copy or stored in computer memory and whether owned by any Seller or its affiliates.

    "Breach" shall have the meaning set forth in Section 3.12.

    "Business" shall have the meaning set forth in Section 2.1.

    "Buyer" shall have the meaning set forth in the preamble.

    "Buyer Disclosure Schedule" means the written disclosure schedule of Buyer delivered to the Seller Representative prior to the date hereof, a copy of which is attached hereto.

    "Buyer Indemnified Party" shall have the meaning set forth in Section 10.1.

    "Cash" means cash and cash equivalents, including marketable securities and short-term investments, calculated in accordance with GAAP applied on a consistent basis.

    "Cash Consideration" shall mean an amount in cash equal to $14,408,032 (Fourteen Million Four Hundred Eight Thousand Thirty-Two Dollars) minus the Adjustment Amount, if any.

    "Cash Holdback" means an amount in cash equal to $2,075,000 (Two Million Seventy-Five Thousand Dollars).

    "Claim" shall have the meaning set forth in Section 10.2.

    "Claim Notice" shall have the meaning set forth in Section 10.2.

    "Closing" shall have the meaning set forth in Section 2.4.

    "Closing Date" shall have the meaning set forth in Section 2.4.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Contracts" means all agreements, contracts, Leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which any Seller is a party or by which any Seller or any of the Assets are bound or affected, whether written or oral.

    "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

    "Damages" shall mean any damage, claim, loss, cost, Tax, Liability or expense, including, without limitation, court costs and expenses of investigation, reasonable attorney's fees and costs, diminution of value, response action, removal action or remedial action.

    "Default" means (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with or without the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration, or the modification of the terms or conditions, under any Contract or Lease.

    "Deferred Revenue Adjustment" shall have the meaning set forth in Section 2.7(d).

    "Depreciated Inventory" means those items of Inventory which the Sellers, or any of them, have depreciated for accounting purposes such that the book value of those items is zero or a nominal amount.

    "Designated Employees" shall have the meaning set forth in Section 6.9(a).

    "Determination Date" shall have the meaning set forth in Section 2.7(b).

    "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

    "Employee Plan Liabilities" means any Liabilities under or with respect to any Employee Plans, without regard to whether such Liabilities are Liabilities of such Employee Plans, any Seller or any ERISA Affiliate.

    "Employees" means all officers and directors of any Seller and all other Persons employed by any Seller on a full or part-time basis together with all persons retained as "independent contractors" as of the relevant date.

    "Employment Agreement" means the Employment Agreement, by and between Buyer and David Fleming dated even herewith.

    "Encumbrance" means any claim, lien, pledge, option, charge, easement, Tax assessment, Security Interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or Lease in the nature thereof.

    "Environmental Condition" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handing, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by any Seller or any of their respective predecessors of successors in interest, or by any of their respective agents, Representatives, employees or independent contractors when acting in such capacity on behalf of any Seller.

    "Environmental Laws" means all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, (a) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (b) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

    "Environmental, Health and Safety Liability" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any governmental body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by CERCLA.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, any Seller as set forth in Section 414(b), (c), (m) or (o) of the Code.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Excluded Liabilities" shall have the meaning set forth in Section 2.2(b).

    "Facilities" means all offices, stores, warehouses, administration buildings, manufacturing facilities, plants and all real property and related facilities owned or leased by any Seller, all as identified or listed in Section 3.4(b) and Section 3.4(c) of the Seller Disclosure Schedule.

    "Financial Statements" means the balance sheets of each Seller (or its predecessor, as the case may be) as of December 31, 2000 and the related statements of income, changes in stockholders' equity and cash flows, of each Seller for the year ended December 31, 2000, in each case which are provided to Buyer by Sellers.

    "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, computer hardware and other tangible personal property owned or leased by any Seller, wherever located.

    "Funded Debt" shall have the meaning set forth in Section 3.8.

    "GAAP" means United States generally accepted accounting principles.

    "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws.

    "Holdback Amount" shall mean an amount equal to $2,500,000 (Two Million Five Hundred Thousand Dollars) to be represented by the Cash Holdback and the Shares Holdback.

    "Holdback Notice" shall have the meaning set forth in Section 11.3.

    "Holdback Period" shall mean the period commencing on the Closing Date and ending on the Determination Date.

    "Indemnified Party" shall have the meaning set forth in Section 10.2.

    "Indemnifying Party" shall have the meaning set forth in Section 10.2.

    "Intangible Assets" means an asset, such as goodwill, Intellectual Property rights or similar assets, with no physical properties.

    "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

    "Inventory" means all merchandise owned and intended for resale, lease or rental.

    "Investor" shall have the meaning set forth in Section 4.4(a).

    "Lease" means a real property lease or a personal property lease, as applicable.

    "Leased Property" shall have the meaning set forth in Section 3.4(c).

    "Liability" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any type whatsoever, whether accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or unasserted, due or to become due.

    "LIFO Reserve" means that the inventory valuation reserve for the last-in first-out method as reflected in the Books and Records of the Sellers.

    "Low Estimate" shall have the meaning set forth in Section 2.7(c).

    "Material Adverse Effect" or "Material Adverse Change" or a similar phrase means, with respect to any Person, (a) any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), Liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or (ii) the right or ability of such Person to consummate any of the transactions contemplated hereby or (b) any event or condition which, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, would reasonably be expected to constitute a "Material Adverse Effect" on or "Material Adverse Change" with respect to such Person.

    "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which any Seller or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of any Seller or any ERISA Affiliate (with respect to their relationship with any such entity).

    "Negative Spending Adjustment" shall have the meaning set forth in Section 2.8(b).

    "Noncompete Agreement" shall have the meaning set forth in Section 2.5(a)(iii).

    "Occupational Safety and Health Law" means any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

    "Parent" shall mean Guitar Center, Inc., a Delaware corporation.

    "Parent Common Stock" shall mean the common stock, par value $0.01 per share, of Parent.

    "Parent Options" shall have the meaning set forth in Section 5.5(b).

    "Parent SEC Reports" shall have the meaning set forth in Section 5.6.

    "Party" shall mean any Person who is a party to this Agreement.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any Seller or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of any Seller or any ERISA Affiliate (with respect to their relationship with any such entity).

    "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary or desirable for the past, present or anticipated conduct or operation of the business of any Seller or ownership of the Assets.

    "Permitted Encumbrances" means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith if, in either case, an adequate reserve shall have been made therefor in such Person's financial statements, (b) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, Leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business consistent with past practice, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case which do not interfere with the ordinary conduct of business by any Seller and do not materially detract from the value of the property upon which such encumbrance exists and (d) liens securing Taxes, assessments and governmental charges not yet delinquent.

    "Person" means an individual, partnership, limited liability company, corporation, association joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

    "Proprietary Rights" means any or all of, and all rights in, arising out of, or associated with, the following: (a) U.S. and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) trade secrets, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, technical data, works of authorship and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (f) all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (g) all databases and data collections and all rights therein throughout the world; (h) any similar, corresponding or equivalent rights to any of the foregoing, (i) licenses granting any rights with respect to any of the foregoing and (j) all drawings, designs, renderings, specifications and other documentation embodying or related to any of the foregoing.

    "Purchase Consideration" shall mean the Cash Consideration and the Share Consideration.

    "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation energy, motor vehicle safety, public utility, zoning, building and health codes, Environmental Laws, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

    "Related Party" means (i) any officer, director or stockholder of any Seller, and any officer, director, partner, manager associate or relative of such officers, directors and stockholders, (ii) any Person in which any Seller or any stockholder of any Seller or any affiliate, associate or relative of any such Person has any direct or indirect interest and (iii) any direct or indirect trustee or beneficiary of any stockholder of any Seller.

    "Representative" means, with respect to any Person, any officer, director, principal, attorney, accountant, agent, employee, financing source or other representative of such Person.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Security Interest" means any mortgage, pledge, lien, Encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the ordinary course of business of Sellers and not incurred in connection with the borrowing of money.

    "Seller" shall have the meaning set forth in the preamble.

    "Seller Disclosure Schedule" means the written disclosure schedule of Sellers delivered to Buyer prior to the date hereof, a copy of which is attached hereto.

    "Seller Indemnified Party" shall have the meaning set forth in Section 10.1.

    "Seller Representative" shall mean Robert A. Scheiwiller.

    "Selmer Contract" shall mean the Agreement, dated as of September 1, 1985, by and between The Selmer Company and Lyon's Music, Inc.

    "Share Consideration" means the number of shares of Parent Common Stock equal to $2,516,968 (Two Million Five Hundred Sixteen Thousand Nine Hundred Sixty-Eight Dollars) divided by the Average Parent Common Stock Price.

    "Shares Holdback" means the number of shares of Parent Common Stock equal to $425,000 (Four Hundred Twenty-Five Thousand Dollars) divided by the Average Parent Common Stock Price, rounded down to the nearest whole share; provided, however, that if Buyer exercises its option pursuant to the last sentence of Section 2.3, then "Shares Holdback" means an amount in cash equal to $425,000 (Four Hundred Twenty-Five Thousand Dollars).

    "Stockholder" shall have the meaning set forth in the preamble.

    "Stockholder Disclosure Schedule" means the written disclosure schedule of the Stockholders delivered to Buyer prior to the date hereof, a copy of which is attached hereto.

    "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the vote of sufficient securities to elect a majority of the directors.

    "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

    "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) including information returns, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

    "Third Party Claim" shall have the meaning set forth in Section 10.2.

    "Trading Day" means any day on which the Nasdaq National Market is open and available for at least five hours for the trading of securities.

    "Unearned Accounts Receivable" means, as of a particular date, the aggregate amount to be recognized as revenue in future accounting periods with respect to all "Rent-to-Purchase" contracts validly outstanding, such amount to be calculated on a nominal basis (i.e., not reduced to present value). For comparison purposes, the amount of Unearned Accounts Receivable for the Business as of December 31, 2000 was $23,692,000 (Twenty-Three Million Six Hundred Ninety-Two Thousand Dollars).

    "Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (a) any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which any Seller or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of any Seller or any ERISA Affiliate (with respect to their relationship with any such entity).

    "Year End Financial Statements" shall have the meaning set forth in Section 2.7(a).

    "Year End Unearned Accounts Receivable" shall have the meaning set forth in Section 2.7(a).

2.  Purchase and Sale of Assets; Closing.

    2.1  Purchase of Assets.  Upon the terms and subject to the conditions contained herein, Buyer hereby agrees to purchase from each Seller, and each Seller hereby agrees to sell, transfer, convey and deliver to Purchaser at the Closing, any and all of such Seller's rights, title and interest in and to all assets, properties and rights of such Seller or used in or useful in connection with such Seller's business of marketing, renting, selling, leasing or otherwise providing musical instruments, as well as other products, parts, materials, supplies and services related to the marketing, rental, sale, lease or other distribution of musical instruments (the "Business"), including, without limitation, all of such Seller's (a) real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon and easements, rights-of-way and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs and dies), (c) Intellectual Property, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties other similar arrangements and rights thereunder, (f) accounts, notes and other receivables, (g) securities (such as the capital stock in its Subsidiaries, if any), (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, customer information databases, studies, plans, samples, goodwill, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, Web sites and domain names, studies, reports and other printed or written materials, (k) operating systems, servers, PCs and other computer hardware, (l) Cash and (m) any and all goodwill related to the Business or any of the foregoing (collectively, the "Assets"); provided, however, that the Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of any Seller as a corporation, (ii) the rights of any Seller under this Agreement or (iii) the Selmer Contract.

    2.2  Liabilities of Sellers and the Stockholders.

      (a) Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, as of the Closing Buyer shall assume only the Assumed Liabilities. Buyer agrees to pay, perform and discharge the Assumed Liabilities. Buyer hereby agrees to indemnify and hold each Seller and each Stockholder harmless from any and all claims, costs, expenses, liabilities, losses or damages, including attorneys' fees and court costs, relating to or arising out of the Assumed Liabilities.

      (b) Excluded Liabilities. Each Seller and each Stockholder acknowledges that Buyer is not purchasing, assuming or becoming responsible for any Liability including, without limitation, any Employee Plan Liability and any liability for Taxes of (i) any Seller or any Stockholder or (ii) the Assets or any portion thereof arising from any event prior to or in connection with the Closing (collectively, the "Excluded Liabilities"), in each case other than the Assumed Liabilities. Each Seller hereby agrees, and each Stockholder hereby agrees to cause Sellers, to pay, perform and discharge the Excluded Liabilities. Each Seller and each Stockholder hereby agree to jointly and severally indemnify and hold Buyer harmless from any and all claims, costs, expenses, liabilities, losses or damages, including attorneys' fees and court costs, relating to or arising out of the Excluded Liabilities, no matter when incurred.

    2.3  Purchase Consideration.  In consideration of the purchase of the Assets and each Seller's and each Stockholder's covenants and agreements set forth in this Agreement, Buyer agrees (a) to pay to Sellers an aggregate amount of cash equal to the Cash Consideration, of which (i) an amount equal to the Cash Consideration less the Cash Holdback shall be delivered on the Closing Date and (ii) the Cash Holdback shall become an element of the Holdback Amount and, upon the terms and subject to the conditions specified in Section 11, be delivered promptly after the Determination Date and (b) to issue to Sellers the Share Consideration for distribution to the Investor, of which (x) a number of shares of Parent Common Stock equal to the Share Consideration less the Shares Holdback will be delivered on the Closing Date and (y) the Shares Holdback shall become an element of the Holdback Amount and, upon the terms and subject to the conditions specified in Section 11, be delivered promptly after the Determination Date. Notwithstanding the foregoing, Buyer shall have the right, in its sole discretion, to pay to Sellers, in lieu of issuing the Share Consideration pursuant to clause (b) of the immediately preceding sentence, an aggregate amount of cash equal to $2,516,968 (Two Million Five Hundred Sixteen Thousand Nine Hundred Sixty-Eight Dollars), of which $2,091,968 (Two Million Ninety-One Thousand Nine Hundred Sixty-Eight Dollars) shall be delivered on the Closing Date and $425,000 (Four Hundred Twenty-Five Thousand Dollars) shall constitute the Shares Holdback and, upon the terms and subject to the conditions specified in Section 11, delivered promptly after the Determination Date. The Parties agree that all Shares of Parent Common Stock acquired by the Investor pursuant to this Agreement (including, without limitation, any shares of Parent Common Stock constituting a portion of the Shares Holdback), shall be deemed to have been acquired by the Investor on the Closing Date for purposes of Rule 144(d)(3)(iii) under the Securities Act.

    2.4  Closing.  The closing of the Acquisition (the "Closing") shall be held at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties shall take at the Closing) (the "Closing Date") at the offices of Latham & Watkins located at 633 West Fifth Street, Los Angeles, California 90071, unless the parties otherwise agree. The Assets will be transferred to Buyer at the Closing on the Closing Date, and each of the Sellers and each of the Stockholders will do all things that are deemed necessary by Buyer for the valid transfer of the Assets.

    2.5  Closing Obligations.

      (a) Seller Deliveries. Each Seller shall deliver or cause to be delivered to Buyer at and as of the Closing Date:

        (i) assignments (including Intellectual Property, Lease and Contract transfer documents) in the forms attached hereto as Exhibit 2.5(a)(i) and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may request;

        (ii) an executed and notarized Bill of Sale transferring such Seller's right, title and interest in and to the Assets in the form attached hereto as Exhibit 2.5(a)(ii) and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may request;

        (iii) an Agreement Not to Compete in the form of Exhibit 2.5(a)(iii) (each, a "Noncompete Agreement");

        (iv) an IRS Form W-9;

        (v) a certificate to the effect that representations and warranties of each Seller and each Stockholder contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date as if made on the Closing Date;

        (vi) a legal opinion of Byrne, Costello & Pickard, P.C., counsel to Sellers, dated as of the Closing Date in the form of Exhibit 2.5(a)(v);

        (vii) a payoff letter in form reasonably satisfactory to Buyer with respect to any Assumed Liability which constitutes indebtedness for borrowed money or outstanding letter of credit or similar obligation set forth in Section 3.8 of the Seller Disclosure Schedule; and

        (viii) the non-disturbance agreement(s) pursuant to Section 3.4(c), if any.

      (b) Stockholder Deliveries. Each Stockholder shall deliver or cause to be delivered to Buyer at and as of the Closing:

        (i) with respect to David Fleming only, the Employment Agreement;

        (ii) a Noncompete Agreement;

        (iii) an IRS Form W-9;

        (iv) a certificate to the effect that the representations and warranties of each Seller and such Stockholder contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date as if made on the Closing Date; and

        (v) a legal opinion of Byrne, Costello & Pickard, P.C., counsel to the Stockholders, dated as of the Closing Date in the form of Exhibit 2.5(a)(v).

      (c) Buyer's Deliveries.  Buyer shall deliver or cause to be delivered to Sellers at and as of the Closing:

        (i) immediately available funds in an aggregate amount equal to the Cash Consideration less the Cash Holdback by wire transfer to the bank account(s) designated by Sellers;

        (ii) subject to the exercise of Buyer's option set forth in the last sentence of Section 2.3, the Share Consideration less the Shares Holdback, registered in the Investor's name;

        (iii) a counterpart signature page to the Employment Agreement;

        (iv) a counterpart signature page to each Noncompete Agreement; and

        (v) a certificate to the effect that the representations and warranties of Buyer contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date as if made on the Closing Date.

    2.6  Allocation.  The Parties agree to allocate the Purchase Consideration (and all other capitalizable costs) among the Assets and the Noncompete Agreements for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit 2.6. The Parties will file all Tax Returns in a manner consistent with such allocation. The Cash Consideration and the Share Consideration shall be distributed among the Sellers and the Stockholders as set forth on Exhibit 2.6. Execution of this Agreement by the Sellers and the Stockholders represents their express agreement to such allocation.

    2.7  Deferred Revenue Adjustment.

      (a) Calculation of Unearned Accounts Receivable. As soon as reasonably practicable following December 31, 2001, Buyer shall cause to be prepared and delivered to the Seller Representative financial statements with respect to the Business (the "Year End Financial Statements") as of and for the period ended December 31, 2001 and a calculation of Unearned Accounts Receivable as of

  December 31, 2001 ("Year End Unearned Accounts Receivable"). The Year End Financial Statements shall (i) be prepared in accordance with GAAP, (ii) fairly present the financial position of the Business as of and for the period ended December 31, 2001 and (iii) reflect all adjustments required to be included on financial statements under GAAP. The Sellers and the Stockholders shall provide all assistance reasonably requested by Buyer in connection with the preparation of the Year End Financial Statements and the calculation of Year End Unearned Accounts Receivable, including, without limitation, access by Buyer and its Representatives to their respective records to the extent reasonably related to Buyer's preparation of the Year End Financial Statements.

      (b) Resolution of Disputes as to Year End Unearned Accounts Receivable. Upon delivery of the Year End Financial Statements and the related calculation of Year End Unearned Accounts Receivable, Buyer will provide the Seller Representative and his Representatives full access to Buyer's records to the extent reasonably related to the Seller Representative's evaluation of the calculation of Year End Unearned Accounts Receivable. If the Seller Representative shall disagree with the calculation Year End Unearned Accounts Receivable, he shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after his receipt of the calculation of Year End Unearned Accounts Receivable. In the event that the Seller Representative does not provide such a notice of disagreement within such thirty (30) day period, the Seller Representative shall be deemed to have accepted the calculation of Year End Unearned Accounts Receivable delivered by Buyer, which shall be final, binding and conclusive on the Sellers for the purposes of determining the Adjustment Amount. In the event any such notice of disagreement is timely provided, Buyer and the Seller Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Year End Unearned Accounts Receivable. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing mutually selected by Buyer and the Seller Representative (the "Auditor") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the calculation of Year End Unearned Accounts Receivable was made in accordance with the standards set forth in Section 2.7(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) Year End Unearned Accounts Receivable requires adjustment. The Auditor shall promptly deliver to Buyer and the Seller Representative its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement and shall be (i) consistent with either the position of the Seller Representative or Buyer or (ii) between the positions of the Seller Representative and Buyer. The fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by the Stockholders. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Year End Unearned Accounts Receivable is finally determined in accordance with this Section 2.7(b) is hereinafter referred as to the "Determination Date."

      (c) The Sellers and the Stockholders, jointly and severally, covenant to Buyer that Year End Unearned Accounts Receivable will be not less than $26,681,000 (the "Low Estimate").

      (d) If, but only if, (i) Year End Unearned Accounts Receivable is less than the Low Estimate and/or (ii) the Seller Representative consents to an increase in sales, general and administrative expenses proposed by Buyer pursuant to Section 2.8(a), there shall be calculated the "Adjustment Amount" equal to the Deferred Revenue Adjustment, if any, plus the Negative Spending Adjustment, if any; provided, however, that the absolute value of the Adjustment Amount shall not be greater than $2,500,000 (Two Million Five Hundred Thousand Dollars). The "Deferred Revenue

  Adjustment," which may only be a negative amount, shall be equal to (x) $0.72 (Seventy-Two Cents) multiplied by (y) Year End Unearned Accounts Receivable minus the Low Estimate.

    In the event of such a negative Adjustment Amount, then upon final determination of Year End Unearned Accounts Receivable in accordance with Section 2.7(b), the Cash Holdback and the Shares Holdback otherwise payable or issuable, as the case may be, by Buyer pursuant to Section 11 shall be reduced on a pro rata basis by an aggregate amount equal to the absolute value of the Adjustment Amount. In the event that the Holdback Amount has been reduced to compensate any Buyer Indemnified Party for any Damages as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of any Seller or any Stockholder pursuant to the provisions of Section 11 such that the Adjustment Amount exceeds the Holdback Amount, any such unpaid Adjustment Amount shall be promptly remitted to Buyer by the Sellers and the Stockholders in cash.

    2.8  Operation of Assets; Negative Spending Adjustment.

      (a) The Parties agree that, upon the occurrence of the Closing, (i) all rights to operate and manage the Business shall immediately and fully vest with Buyer, which shall be free to operate the Assets for the exclusive benefit of Buyer in its sole and absolute discretion and (ii) any and all rights of each Seller and each Stockholder to participate in the Business in any respect shall terminate. The Parties further agree that the Low Estimate was established based on the expense budget for the Business for 2001 prepared by the Sellers and attached as Exhibit 2.8. In the event that Buyer concludes that this budget will prove inadequate (x) to support the activities of the Business or (y) to achieve the Low Estimate, Buyer will propose to the Seller Representative an increase in sales, general and administrative expenditures and seek the consent of the Seller Representative (which consent shall not be unreasonably withheld or delayed) with respect to such proposal.

      (b) In the event that the Seller Representative consents to an increase in sales, general and administrative expenses proposed by Buyer pursuant to Section 2.8(a), then sales, general and administrative expenditures shall be increased by such amount. The "Negative Spending Adjustment," which may only be a negative amount, shall mean (i) budgeted sales, general and administrative expenses as set forth in Exhibit 2.8 minus (ii) actual sales, general and administrative expenditures as proposed by Buyer and consented to by the Seller Representative pursuant to this Section 2.8. In the event that the Seller Representative does not consent to an increase in sales, general and administrative expenses proposed by Buyer pursuant to Section 2.8(a), then the Negative Spending Adjustment shall be zero.

3.  Representations and Warranties of the Sellers and the Stockholders.  As an inducement of Buyer to enter into this Agreement, each Seller and each Stockholder hereby makes, jointly and severally, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer, except as otherwise set forth in the Seller Disclosure Schedule; provided, however, that the representations and warranties set forth in Sections 3.6, 3.14(a), 3.14(b) and 3.21(l) are made without regard to any disclosure made in the Seller Disclosure Schedule. The sections of the Seller Disclosure Schedule are numbered to correspond to the various subsections of this Section 3 setting forth certain exceptions to the representations and warranties contained in this Section 3 and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular section of the Seller Disclosure Schedule shall be deemed made in any other section of the Seller Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or the Seller Disclosure Schedule otherwise expressly and completely discloses the specific exception.

    3.1  Organization and Good Standing.

      (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligation under each Contract. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Section 3.1(a) of the Seller Disclosure Schedule contains a complete and accurate list of all states or other jurisdictions in which any Seller is qualified to do business as a foreign corporation.

      (b) Each Seller has delivered to Buyer complete and correct copies of its articles or certificate of incorporation, as the case may be, and its bylaws, and any amendment thereto.

      (c) No Seller has, nor has any Seller ever had, any Subsidiary.

      (d) Other than capital stock owned by the Stockholders, no Seller has issued and outstanding any shares of capital stock or any options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of any Seller.

    3.2  Authorization.  Each Seller has all necessary corporate or other power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Seller, and this Agreement is, and upon execution and delivery thereof each Ancillary Agreement will be, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    3.3  Bank Accounts.  Section 3.3 of the Seller Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of each Seller and the persons authorized to draw thereon or having access thereto.

    3.4  Real Property.

      (a) General. Each Seller leases all real property necessary for the conduct of the Business as presently conducted, and the Facilities are in such operating condition and repair, subject to normal wear and tear, as is necessary for the conduct of the Business in compliance with applicable legal requirements. There is no deferred maintenance, nor any significant pending maintenance requirements, with respect to any Facility. The Facilities are identified in Section 3.4(a) of the Seller Disclosure Schedule.

      (b) Owned Real Property. There are no Facilities owned by any Seller or to be acquired by any Seller prior to the Closing Date.

      (c) Leased Real Property. Section 3.4(c) of the Seller Disclosure Schedule sets forth all Leases pursuant to which Facilities are leased by any Seller, true and correct copies of which have been delivered to Buyer. Such Leases constitute all Leases, subleases or other occupancy agreements pursuant to which any Seller occupies or uses Facilities. Each Seller has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such Leases (the "Leased Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor or otherwise adversely affect the rights of any Seller under any such Lease; provided, however, that the foregoing shall not prohibit the existence of preexisting mortgages of the Leased Property, to the extent that Buyer is the beneficiary of an enforceable, written non-disturbance agreement executed by the mortgagor and the mortgagee of such Leased Property, substantially in the form attached hereto as Exhibit 3.4(c). With respect to each such parcel of Leased Property, (i) there are no pending or, to the knowledge of any Seller, threatened, condemnation proceedings relating to, or any pending or, to the knowledge of any Seller, threatened, Actions relating to, any Seller's leasehold interests in such Leased Property or any portion thereof, (ii) no Seller nor, to any Seller's knowledge, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person the right to use or occupy such Leased Property or any portion thereof or interest therein, except in connection with a Permitted Encumbrance, and (iii) no Seller has received notice of any pending or threatened special assessment relating to such Leased Property or otherwise has any knowledge of any pending or threatened special assessment relating thereto.

    With respect to each Lease listed in Section 3.4(c) of the Seller Disclosure Schedule, (i) there has been no Default under any such Lease by any Seller or, to any Seller's knowledge, by any other Person, (ii) the execution, delivery and performance of this Agreement and the Noncompete Agreements and the consummation of the transactions contemplated hereby and thereby (including, without limitation, assignment of the Lease to Buyer) will not cause (with or without notice and with or without the passage of time) a Default under any such Lease, (iii) to each Seller's knowledge, such Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable by the applicable Seller in accordance with its terms, (iv) no action has been taken by any Seller, and to each Seller's knowledge no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than any Seller without such Seller's consent under any such Lease, (v) no Person has repudiated any term thereof or threatened to any Seller to terminate, cancel or not renew any such Lease and (vi) no Seller has assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any Leased Property subject thereto (or any portion thereof).

    3.5  Personal Property.

      (a) General. Each Seller owns or leases all personal property Assets necessary for the conduct of the Business as presently conducted, and the personal property Assets are in such operating condition and repair, subject to normal wear and tear, as is necessary for the conduct of the Business in compliance with applicable legal requirements. There is no deferred maintenance, nor any significant pending maintenance requirements, with respect to any personal property Assets. The personal property owned or leased by the Sellers is located solely on the premises identified in Section 3.4(a) of the Seller Disclosure Schedule.

      (b) Owned Personal Property. Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, each Seller has good and marketable title to all such personal property Assets owned by it, free and clear of any and all Encumbrances, except Permitted Encumbrances. With respect to each such item of personal property Assets, (i) there are no Leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than any Seller) who are in possession of or who are using any such item of personal property.

      (c) Leased Personal Property. Section 3.5(c) of the Seller Disclosure Schedule sets forth all Leases for personal property involving annual payments in excess of $5,000, true and correct copies of which have been delivered or made available to Buyer. Each Seller has good and valid leasehold title to all Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances.

    With respect to each Lease listed in Section 3.5(c) of the Seller Disclosure Schedule, (i) there has been no Default under such Lease by any Seller, or, to any Seller's knowledge, by any other Person, (ii) the execution, delivery and performance of this Agreement and the Noncompete Agreements and the consummation of the transactions contemplated hereby and thereby will not cause (with or without notice and with or without the passage of time) a Default under any such Lease, (iii) to each Seller's knowledge, such Lease is a valid and binding obligation of the lessor, is in full force and effect and is enforceable by the applicable Seller in accordance with its terms, (iv) no action has been taken by any Seller and, to each Seller's knowledge, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by such Seller without the applicable Seller's consent under any such Lease, (v) no Person has repudiated any term thereof or threatened to terminate, cancel or not renew any such Lease and (vi) no Seller has assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased personal property subject thereto (or any portion thereof).

    3.6  Environmental Matters.  Notwithstanding any disclosure made in the Seller Disclosure Schedule, each Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Notwithstanding any disclosure made in the Seller Disclosure Schedule, no Seller has any basis to expect, nor has any other Person for whose conduct any Seller is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Person or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liability with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which any Seller has had an interest. Notwithstanding any disclosure made in the Seller Disclosure Schedule, no underground tank or other underground storage receptacle for Hazardous Substances is currently located on any Facility, and there have been no releases of any Hazardous Substances from any such underground tank or related piping and there have been no releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under federal or state law on, upon or into any Facility other than those authorized by Environmental Laws. In addition and notwithstanding any disclosure made in the Seller Disclosure Schedule, to the knowledge of each Seller, there have been no such releases by predecessors of any Seller and no releases in quantities exceeding the reportable quantities as defined under federal or state law on, upon or into any real property in the immediate vicinity of any of the Facilities other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the properties of any Seller. Notwithstanding any disclosure made in the Seller Disclosure Schedule, no Seller is party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any Lease or any Contract under which any Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning any Environmental Condition. Notwithstanding any disclosure made in the Seller Disclosure Schedule, no Seller has released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

    3.7  Contracts.

      (a) Disclosure. Section 3.7(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the Contracts of the following categories:

        (i) Contracts not made in the ordinary course of business;

        (ii) license agreements or royalty agreements involving any form of Proprietary Rights, whether any Seller is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software "shrink-wrap" licenses);

        (iii) confidentiality and non-disclosure agreements (whether any Seller is the beneficiary or the obligated party thereunder);

        (iv) Contracts or commitments involving future expenditures or Liabilities in excess of $10,000 after the date hereof or otherwise material to the business of any Seller or the Assets;

        (v) Contracts or commitments relating to commission arrangements with others that are material to the business of any Seller;

        (vi) employment contracts, consulting contracts, severance agreements, "stay-bonus" agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of any Seller or (B) that will result in the payment by, or the creation of any Liability of any Seller, the Stockholders or Buyer to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

        (vii) indemnification agreements;

        (viii) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether any Seller shall be the borrower, lender or guarantor thereunder (excluding credit provided by any Seller in the ordinary course of business to buyers of its products and obligations to pay vendors in the ordinary course of business consistent with past practice);

        (ix) Contracts containing covenants limiting the freedom of any Seller, or any officer, director, employee or affiliate of any Seller, to engage in any line of business or compete with any Person that relates directly or indirectly to the business of any Seller or Buyer's business;

        (x) Any Contract with the federal, state or local government or any agency or department thereof;

        (xi) Any Contract or other arrangement with a Related Party;

        (xii) Leases of real or personal property involving annual payments of more than $10,000; and

        (xiii) Any other Contract under which the consequences of a Default or termination would reasonably be expected to have a Material Adverse Effect on any Seller, individually or in the aggregate.

    Complete and accurate copies of all of the Contracts listed in Section 3.7(a) of the Seller Disclosure Schedule, including all amendments and supplements thereto, have been made available to Buyer.

      (b) Absence of Defaults. Except as set forth in Section 3.7(b) of the Seller Disclosure Schedule, all of the Contracts are valid and binding obligations of the applicable Seller and enforceable against such Seller and, to each Seller's knowledge, the other parties thereto in accordance with their terms with no existing or, to each Seller's knowledge, threatened Default or dispute by Seller or, to each Seller's knowledge, any other party thereto. Each Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. To each Seller's knowledge, all parties to such Contracts have complied with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to any Seller.

      (c) Product Warranty. No Seller has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on any Seller's part, with respect to products designed, manufactured, assembled, marketed, rented, leased, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date which could reasonably be expected to result in Liability to any Seller exceeding $10,000 in the aggregate.

      (d) Rental Contracts. All contracts pertaining to the rental or lease of items of Inventory are valid, binding and enforceable against all parties thereto.

    3.8  No Conflict or Violation; Consents.  None of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by any Seller with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of any Seller's governing documents, (b) violate, conflict with, or result in a breach of or constitute a Default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any Contract, Lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which any Seller is a party or by which any Seller is bound or to which the Assets or any portion thereof are subject, (c) violate any applicable Regulation or Court Order or (d) impose any Encumbrance on any Assets or the business of any Seller. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by any Seller in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, the Assumed Liabilities do not, and as of the Closing will not, include any indebtedness for borrowed money (including, without limitation, any capital Lease) or outstanding letter of credit or similar obligation except as set forth in Section 3.8 of the Seller Disclosure Schedule (the "Funded Debt"). Except as set forth in Section 3.8 of the Seller Disclosure Schedule, each such obligation may be prepaid at any time upon tender of the outstanding principal amount and accrued but unpaid interest without payment of any premium, pre-payment fee or similar charge or expense.

    3.9  Permits.  Section 3.9 of the Seller Disclosure Schedule sets forth a complete list of all Permits, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. Each Seller and its predecessors have, and at all times have had, all Permits required under any applicable Regulation in the operation of its business or in its ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances. No Seller is in Default, nor, to each Seller's knowledge, has any Seller received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth in Section 3.9 of the Seller Disclosure Schedule, will not be adversely affected by the completion of the transactions contemplated by this Agreement.

    3.10  Financial Statements; Books and Records.

      (a) General. The Financial Statements of each Seller are complete, are in accordance with such Seller's Books and Records and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of such Seller as of the dates and for the periods indicated thereby, in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly indicated in the notes to the Financial Statements and, in the case of interim financial statements, for the lack of footnotes.

      (b) Internal Controls. Each Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      (c) Books and Records. The Books and Records of each Seller, in reasonable detail, accurately and fairly reflect the activities of such Seller and its business and have been provided to Buyer for its inspection.

      (d) All Accounts Recorded. No Seller has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

      (e) Corporate Records. Each Seller's stock records and minute books that have been made available to Buyer fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its stockholders and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which such Seller is aware and contain true, correct and complete copies of its articles, or certificate, as the case may be, of incorporation and bylaws and all amendments thereto through the date hereof.

    3.11  Absence of Certain Changes or Events.  Except as set forth in Section 3.11 of the Seller Disclosure Schedule, since December 31, 2000 there has not been any:

      (a) Material Adverse Change related to the business of any Seller or the Assets;

      (b) failure to operate the business of any Seller in the ordinary course consistent with past practice so as to preserve such business intact and to preserve the continued services of each Seller's employees and the goodwill of suppliers, customers and others having business relations with any Seller or its Representatives;

      (c) resignation or termination of any Employee, or any increase in the rate of compensation payable or to become payable to any Employee or Representative of Seller, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan;

      (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or the Assets to, or entering into of any contract with, any Related Party except regular compensation to Employees on historical rates and terms (it being understood that all such payments to any Stockholder or any Related Party are identified in Section 3.11(d) of the Seller Disclosure Schedule);

      (e) except in the ordinary course of business consistent with past practice, sale, assignment, license, transfer or Encumbrance (other than Permitted Encumbrances) of any of the Assets, tangible or intangible, singly or in the aggregate;

      (f)  new Contracts, or extensions, modifications, terminations or renewals thereof, except where entered into, modified or terminated in the ordinary course of business consistent with past practice;

      (g) to each Seller's knowledge, actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction;

      (h) except in the ordinary course of business consistent with past practice, disposition or lapsing of any of any Seller's Proprietary Rights, in whole or in part;

      (i)  any disclosure of any trade secret, process or know-how to any Person not an Employee or not otherwise subject to a non-disclosure agreement or fiduciary obligation of confidentiality;

      (j)  change in accounting methods or practices by any Seller;

      (k) revaluation by any Seller of any of the Assets or any portion thereof, including writing off or establishing reserves with respect to inventory, notes or accounts receivable;

      (l)  damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets or the business or prospects of any Seller;

      (m) declaration, setting aside or payment of any dividend or distribution of cash, property or otherwise in respect of any capital stock of any Seller or any redemption, purchase or other acquisition of any equity securities of any Seller;

      (n) issuance or reservation for issuance by any Seller of, or commitment of it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

      (o) increase, decrease or reclassification of the capital stock of any Seller;

      (p) amendment of the articles, or certificate, as the case may be, of incorporation or bylaws of any Seller;

      (q) capital expenditure or execution of any lease or any incurring of Liability therefor by any Seller, involving payments or obligations in excess of $20,000 in the aggregate;

      (r) failure to pay any material obligation of any Seller when due or other change in any Seller's practices regarding payment of operating expenses and accounts payable;

      (s) cancellation of any indebtedness or waiver of any rights of substantial value to any Seller, except in the ordinary course of business consistent with past practice;

      (t)  indebtedness incurred by any Seller for borrowed money or any commitment to borrow money entered into by such Seller, or any loans made or agreed to be made by any Seller;

      (u) liability incurred by any Seller except in the ordinary course of business consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

      (v) payment, discharge or satisfaction of any Liabilities of any Seller other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice since December 31, 2000;

      (w) acquisition of any equity interest in any other Person; or

      (x) agreement by any Seller directly or indirectly to do any of the foregoing.

    3.12  Liabilities.  No Seller has any Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected and properly reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements and (iii) Liabilities arising under the Contracts set forth in Section 3.7(a) of the Seller Disclosure Schedule or otherwise expressly identified in Section 3.12 of the Seller Disclosure Schedule. None of the Liabilities described in this Section 3.12 relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or arose out of any Action (collectively, a "Breach").

    3.13  Litigation.  There is no Action pending or, to each Seller's knowledge, threatened or anticipated (a) against, relating to or affecting any Seller, any of the Assets or any of their respective Employees as such, (b) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or (c) with respect to which there is a reasonable likelihood of a determination which would prevent any Seller from consummating the transactions contemplated hereby. None of the Actions, if adversely determined against any Seller, its directors or officers, or any other Person could reasonably be expected to result in a loss to such Seller, individually or in the aggregate, in excess of $10,000. To each Seller's knowledge, there is no basis for any Action, which if adversely determined against any Seller, its directors or officers, or any other Person could reasonably be expected to result in a loss to such Seller, individually or in the aggregate, in excess of $10,000. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting any Seller or its business or any of the Assets. Section 3.13 of the Seller Disclosure Schedule contains a complete and accurate description of all Actions since any Seller's organization to which any Seller or any predecessor has been a party or which relate to any of the Assets or Employees of any Seller, or any such Actions which were settled prior to the institution of formal proceedings, with the exception of Actions in which the sole involvement of the Sellers, or any of them, is as plaintiff and in the ordinary course of business in which the amount in controversy is less than or equal to $10,000 in the aggregate.

    3.14  Labor Matters.

      (a) General. No Seller is a party to any labor agreement with respect to its Employees with any labor organization, group or association, and no Seller has experienced any attempt by organized labor or its representatives to make such Seller conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover any of such Seller's Employees. Notwithstanding any disclosure made in the Seller Disclosure Schedule, there is no unfair labor practice charge or complaint against any Seller pending before the National Labor Relations Board or any other governmental agency arising out of any Seller's activities, and no Seller has knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against any Seller nor is any grievance currently being asserted against it; and no Seller has experienced a work stoppage or other labor difficulty. Notwithstanding any disclosure made in the Seller Disclosure Schedule, there are no material controversies pending or, to each Seller's knowledge, threatened between any Seller and any of its Employees, and no Seller is aware of any facts which could reasonably result in any such controversy.

      (b) Compliance. Notwithstanding any disclosure made in the Seller Disclosure Schedule, each Seller is in compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar Taxes and is not engaged in any unfair labor practice. Notwithstanding any disclosure made in the Seller Disclosure Schedule, no Seller is liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

      (c) Severance Obligations. No Seller has entered into any severance, "stay-bonus" or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Buyer or any Seller to make any payment to any present or former Employee following termination of employment (voluntary or involuntary) or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Closing Date). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plan.

      (d) Highly Compensated Employees. Attached hereto as Section 3.14(d) of the Seller Disclosure Schedule is a list of the names of all present Employees with total compensation exceeding $75,000 in the fiscal year ending December 31, 2000 and their current compensation payable by any Seller.

    3.15  Employees' Proprietary Rights.  No Seller is aware that any of its Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such Employee's efforts to promote the interests of any Seller or that would conflict with such Seller's business as conducted. Neither the execution nor delivery of this Agreement and the Ancillary Agreements, nor the carrying on of each Seller's business by such Seller's Employees, nor the conduct of any Seller's business as conducted, will, to the best of each Seller's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such Employees is now obligated. No Seller believes it is or will be necessary to utilize any Proprietary Rights of any of its Employees (or people it currently intends to hire) created prior to their employment by such Seller.

    3.16  Employee Benefit Plans.  Section 3.16 of the Seller Disclosure Schedule contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered by Sellers to Buyer: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which any Seller generally has distributed to participants therein, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan, (iii) a description of complete age, salary, service and related data as of the last day of the last plan year for each Seller's employees and former employees, and (iv) a description setting forth the amount of any liability of each Seller as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

      (a) Pension Plans

        (i)  The funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) did not and will not exceed zero. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. No Seller nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. No Seller nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. No Seller nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

        (ii) No Seller nor any ERISA Affiliate is required to provide security to a Pension Plan which covers or has covered employees or former employees of any Seller or a Subsidiary under Section 401(a)(29) of the Code.

        (iii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any Seller or a Subsidiary (with respect to their relationship with such entities) is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date.

        (iv) Each Pension Plan, each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any Seller or a Subsidiary (with respect to their relationship with such entities) presently complies and has been maintained in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code.

        (v) Each Seller has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. No Seller nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No filing has been made by any Seller or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. No Seller nor any ERISA Affiliate has, at any time, (A) ceased operations at a facility so as to become subject to the provisions of Section 4068(e) of ERISA, (B) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (C) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which any Seller or any ERISA Affiliate made contributions during the five years prior to the Closing Date.

      (b) Multiemployer Plans. No Seller nor any ERISA Affiliate has ever maintained any Liability with respect to a Multiemployer Plan, and no Liability will arise or be imposed on any Seller or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

      (c) Welfare Plans. Each Welfare Plan which covers or has covered employees or former employees of any Seller (with respect to their relationship with such Seller) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code. Except as required by Section 4980B of the Code or Part 6 of Title 1, Subtitle B of ERISA, none of any Seller, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of any Seller or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent any Seller or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan. Each Welfare Plan which covers or has covered employees or former employees of any Seller (with respect to their relationship with Seller) and which is a "group health plan," as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times. No Seller nor any ERISA Affiliate has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA. The insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of each Seller or any of its Subsidiaries (and, if applicable, their respective dependents) who has been advised by any Seller, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

      (d) Benefit Arrangements. Each Benefit Arrangement presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as provided by law or in any employment agreement set forth in Section 3.16(d) of the Seller Disclosure Schedule, the employment of all persons presently employed or retained by each Seller is terminable at will without prior notice.

      (e) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of any Seller (with respect to such employee's relationship with such Seller) that, individually or collectively, requires the payment by any Seller of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

      (f)  Fiduciary Duties and Prohibited Transactions. No Seller nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of any Seller or any ERISA Affiliate has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of any Seller or any of its Subsidiaries or any Employee Plan. No Seller has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan so as to create any material liability of any Seller, and no Seller nor its Subsidiaries have been assessed any civil penalty under Section 502(l) of ERISA.

      (g) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of each Seller, anticipated or threatened against any Seller, any ERISA Affiliate or any Employee Plan.

      (h) No Amendments. No Seller nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of any Seller (with respect to their relationship with such Seller) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of any Seller or any of its Subsidiaries (with respect to their relationship with such Seller or any of its Subsidiaries).

      (i)  No Acceleration or Creation of Rights. Except as set forth in Section 3.16(i) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements by any Seller nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

      (j)  Full Funding. All payments or contributions due with respect to any Employee Plan have been timely made or deposited, as applicable and no Seller nor any ERISA Affiliate has any Liability for any unpaid or untimely contributions with respect to any Employee Plan.

      (k) No Other Material Liability. No event has occurred in connection with which any Seller, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material Liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of any Seller to indemnify any person against Liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

    3.17  Transactions with Related Parties.  Except for (x) employment agreements and other compensation arrangements disclosed in Section 3.17 of the Seller Disclosure Schedule and (y) their respective equity interests in any Seller, no Related Party has (a) borrowed or loaned money or other property to any Seller which has not been repaid or returned, (b) any contractual relationship or other claims, express or implied, of any kind whatsoever against any Seller or (c) any interest in any property (including, without limitation, any Proprietary Rights) used by any Seller.

    3.18  Compliance with Law.  Each Seller and its predecessors have conducted the business of such Seller in compliance with all applicable Regulations and Court Orders. No Seller has received any notice to the effect that, or has otherwise been advised that, such Seller or any predecessor is not in compliance with any such Regulations or Court Orders, and no Seller nor any predecessor has any reason to anticipate that any existing circumstances are likely to result in a violation of any of the foregoing.

    3.19  Intellectual Property.

      (a) General. Section 3.19(a) of the Seller Disclosure Schedule sets forth with respect to each Seller's Proprietary Rights: (i) for each invention material to the business of each Seller, whether or not patented, the date of conception and reduction to practice, names of inventors, priority date of patent applications (if any), and issue dates of any issued patents, (ii) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyrighted work, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) for each mask work (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, (v) a description of all Trade secrets that are material to the business of each Seller, (vi) all such Proprietary Rights in the form of licenses, and (vii) for any URL or domain name, the registration date, any renewal date and name of registry. True and correct copies of all Proprietary Rights (including all pending applications, application related documents and materials and written materials relating to Trade secrets) owned, controlled or used by or on behalf of any Seller or in which any Seller has any interest whatsoever have been provided or made available to Buyer.

      (b) Adequacy. Each Seller's Proprietary Rights are all those necessary for the normal conduct of the Business as presently conducted including the procurement, distribution, rental, lease and sale of all products and services currently under development, planned for development or in practice.

      (c) Royalties and Licenses. Except as set forth in Section 3.19(c) of the Seller Disclosure Schedule, no Seller has any obligation to compensate any Person for the use of any of its

  Proprietary Rights nor has any Seller granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

      (d) Ownership. Each Seller owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of such Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

      (e) Absence of Claims. No Seller has received (i) any notice alleging, or otherwise has knowledge of facts that might give rise to, invalidity with respect to any of such Seller's Proprietary Rights or (ii) any notice of alleged infringement of any rights of others due to any activity by such Seller. Each Seller's use of its Proprietary Rights in its past and current products does not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the United States. No other Person has notified any Seller that it is claiming any ownership of or right to use any Proprietary Rights of any Seller, or, to each Seller's knowledge, is infringing upon any such Proprietary Rights in any way.

      (f)  Protection of Proprietary Rights. All of the pending applications for each Seller's Proprietary Rights have been duly filed and, to each Seller's knowledge, all other actions to protect such Proprietary Rights have been taken. Each Seller has taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, consultants, Employees, licensees and customers in connection with the Assets) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights that are material to each Seller's business. No Seller has knowledge of any breach of any such confidentiality or nondisclosure agreement by any party thereto.

    3.20  Assets Necessary to Continue to Conduct Business.  The Assets constitute all of the assets, properties and rights used in, necessary or useful in connection with the conduct of the Business, and upon consummation of the transactions contemplated by this Agreement Buyer will obtain the resources necessary to conduct the Business as previously conducted by Sellers. The Business is conducted solely through the Sellers. No interest in any asset, property or right used in, necessary or useful in connection with the conduct of the Business is held, directly or indirectly, by any Person other than the Sellers. None of the Assets constitute securities, including, without limitation, any capital stock of any Subsidiary of any Seller.

    3.21  Tax Matters.

      (a) Filing of Tax Returns. Each Seller has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns filed are complete and accurate in all respects. All Taxes owed by any Seller (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 3.21(a) of the Seller Disclosure Schedule, no Seller is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (b) Payment of Taxes. Each Seller's unpaid Taxes (i) did not, as of the date of the Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such Seller's Financial Statements (or in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of such Seller in filing its Tax Returns. The consummation by Buyer of the transactions contemplated by this Agreement will not result in the imposition of any Tax on Buyer or any Assets except as set forth in Section 3.21(b) of the Seller Disclosure Schedule.

      (c) Audits, Investigations or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against any Seller. There are no pending or, to each Seller's knowledge, threatened audits, investigations, disputes or claims or other Actions for or relating to any Liability for Taxes with respect to any Seller, and there are no matters under discussion by any Seller with any governmental authorities, or known to any Seller, with respect to Taxes that are reasonably likely to result in an additional Liability for Taxes with respect to any Seller. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth in Section 3.21(c) of the Seller Disclosure Schedule and, except as set forth in the Seller Disclosure Schedule, no Seller nor any predecessor has been notified that any taxing authority intends to audit a Tax Return for any other period. Each Seller has delivered to Buyer complete and accurate copies of federal, state and local Tax Returns of such Seller and its predecessors for all tax years since such Seller's inception, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller since its inception. Except as set forth in Section 3.21(c) of the Seller Disclosure Schedule, no Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the Assets or any shares of any Seller's capital stock.

      (e) Tax Elections. All elections with respect to Taxes affecting any Seller, or the Assets, as of the date hereof are set forth in Section 3.21(e) of the Seller Disclosure Schedule. No Seller has: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any Assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made and will not make a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

      (f)  Prior Affiliated Groups. No Seller is nor has any Seller ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. No Seller has Liability for the Taxes of any Person (other than such Seller) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

      (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any Seller, the Assets or the business of any Seller and, after the Closing Date, none of any Seller, the Assets or the business of any Seller shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

      (h) Partnerships and Single Member LLC's. No Seller (i) is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

      (i)  No Withholding. No Seller has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code, and none of any Seller's stockholders is a "foreign person" as defined in Section 1445(f)(3) of the Code. Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, Representative, independent contractor, creditor, stockholder or other third party. The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

      (j)  International Boycott. No Seller has ever participated in nor is any Seller participating in an international boycott within the meaning of Section 999 of the Code.

      (k) Permanent Establishment. No Seller has nor has any Seller ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

      (l)  Florida Sales Tax Audit. Notwithstanding any disclosure made in the Seller Disclosure Schedule, the audit being conducted by the State of Florida with respect to the sales tax of American Music, Inc. from March 1994 through February 1999 will not result in Liability to Buyer in excess of $5,000 (Five Thousand Dollars).

    3.22  Insurance.  Section 3.22 of the Seller Disclosure Schedule contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which any Seller is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all Regulations and all of the Contracts, (ii) covering all reasonably foreseeable damage to and liabilities or contingencies relating to the applicable Seller's conduct of its business and (iii) providing replacement cost insurance coverage for all of the Assets, Fixtures and Equipment and all leasehold improvements. No Seller is in Default under any of such policies or binders, nor failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no facts known to any Seller upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by each Seller through the Closing Date.

    3.23  Accounts Receivable.  The accounts and notes receivable reflected in the Financial Statements, and all accounts or notes receivable arising since the date thereof, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

    3.24  Inventory.  The value at which the Inventory is shown on the Financial Statements has been determined in accordance with the normal valuation policy of the Sellers, consistently applied and in accordance with GAAP. The Inventory and the specific items acquired or manufactured subsequent to the date of the Financial Statements consists only of items of quality and quantity commercially usable and saleable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to net realizable market value, or for which adequate reserves have been provided in the Financial Statements, and the present quantity of all Inventory is reasonable in the present circumstances of the Business. Section 3.24 of the Seller Disclosure Schedule contains a complete and accurate list of all Inventory as of the date of the Financial Statements and the addresses at which such Inventory is located.

    3.25  Purchase Commitments and Outstanding Bids.  As of the date of this Agreement, the aggregate of all Contracts for the purchase of products or services by all Sellers, other than in the ordinary course of business, does not exceed $20,000. No outstanding purchase or outstanding lease commitment of any Seller presently is in excess of the normal, ordinary and usual requirements of the business of such Seller or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in such Seller's business. There are outstanding no pending obligations to lease real property other than to those identified in Section 3.4(c) of the Seller Disclosure Schedule.

    3.26  Customers and Suppliers.

      (a) Customers. Section 3.26(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the ten (10) customers with the greatest dollar volume of purchases from Sellers during the last fiscal year and during the last fiscal quarter, showing the approximate total purchases in dollars from each Seller from each such customer during such fiscal year. Since December 31, 2000, there has been no adverse change in the business relationship of any Seller with any customer named in Section 3.26(a) of the Seller Disclosure Schedule. No Seller has received any written communication from any customer named in Section 3.26(a) of the Seller Disclosure Schedule of any intention to return, terminate or materially reduce purchases from or supplies to any Seller.

      (b) Suppliers. Section 3.26(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the ten (10) suppliers with the greatest dollar volume of sales to Sellers during the last fiscal year and during the last fiscal quarter, showing the approximate total purchases in dollars by each Seller from each such supplier during such fiscal year. Since December 31, 2000, there has been no adverse change in the business relationship of any Seller with any supplier named in Section 3.26(b) of the Seller Disclosure Schedule. No Seller has received any written communication from any supplier named in Section 3.26(b) of the Seller Disclosure Schedule of any intention to return, terminate or materially reduce purchases from or supplies to any Seller.

    3.27  Brokers; Transactions Costs.  No Seller has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which has or will result in the obligation of Buyer or any Seller to pay any finder's fee, brokerage commission, legal, accounting or similar payment in connection with the transactions contemplated hereby.

    3.28  No Other Agreements to Sell the Assets.  No Seller nor any Stockholder has any legal obligation, absolute or contingent, to any other Person to sell the Assets or any portion thereof or to sell any capital stock of any Seller or to effect any merger, consolidation or other reorganization of any Seller or to enter into any agreement with respect thereto, except pursuant to this Agreement.

    3.29  Foreign Corrupt Practices Act.  No Seller nor any predecessor, nor to each Seller's knowledge, any agent, employee or other Person associated with or acting on behalf of any Seller or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

    3.30  Financial Projections; Operating Plan.  Each Seller has made available to Buyer certain financial projections with respect to the such Seller's business which projections were prepared for internal use only. No Seller makes any representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that each Seller represents and warrants that such projections were prepared in good faith, represent management's present operating plan and are based on assumptions believed by it to be reasonable as of the date of this Agreement.

    3.31  Approvals.  Section 3.31 of the Seller Disclosure Schedule contains a list of all material approvals or consents relating to the Business conducted by each Seller which are required to be given to or obtained by any Seller from any Person in connection with the consummation of the transactions contemplated by this Agreement.

    3.32  Material Misstatements or Omissions.  No representations or warranties by any Seller in this Agreement or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by any Seller or any of its Representatives to Buyer or any of its Representatives pursuant hereto, or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

4.  Additional Representations and Warranties of the Stockholders.  As an inducement of Buyer to enter into this Agreement and in addition to the representations and warranties of the Stockholders set forth in Section 3 above, each Stockholder hereby makes, severally and not jointly, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer, except as otherwise set forth in the Stockholder Disclosure Schedule, provided that the representations and warranties made in Section 4.4 shall be deemed made solely by the Investor. The sections of the Stockholder Disclosure Schedule are numbered to correspond to the various subsections of this Section 4 setting forth certain exceptions to the representations and warranties contained in this Section 4 and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular section of the Stockholder Disclosure Schedule shall be deemed made in any other section of the Stockholder Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or the Stockholder Disclosure Schedule otherwise expressly and completely discloses the specific exception.

    4.1  Authorization.  Such Stockholder has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Stockholder, and this Agreement is, and upon the execution and delivery thereof each Ancillary Agreement will be, a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    4.2  No Conflict or Violation; Consents.  None of the execution, delivery or performance of this Agreement or any Ancillary Agreement to which such Stockholder is a party, the consummation of the transactions contemplated hereby or thereby, nor compliance by such Stockholder with any of the provisions hereof or thereof, will violate, conflict with, or result in a breach of or constitute a Default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which such Stockholder is a party or by which such Stockholder is bound or to which any of its assets are subject. Except as set forth in Section 4.2 of the Stockholder Disclosure Schedule, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by such Stockholder in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which such Stockholder is a party or the consummation of the transactions contemplated hereby or thereby.

    4.3  Brokers; Transaction Costs.  No Stockholder has entered into nor will any Stockholder enter into any contract, agreement, arrangement or understanding with any Person which has or will result in the obligation of Buyer or any Seller to pay any finder's fee, brokerage commission, legal, accounting, or similar payment in connection with the transactions contemplated hereby.

    4.4  Securities Laws Representations.

      (a) The Share Consideration to be issued pursuant to this Agreement will be distributed by Sellers solely to David Fleming (the "Investor"), and no other Person (including, without limitation, any Seller or other Stockholder) will have any record or beneficial interest therein. The Investor (i) is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act; (ii) is receiving the shares of Parent Common Stock acquired by him for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof; (iii) has been given the opportunity to obtain any information or documents relating to, and to ask questions and receive answers about, Parent and the business and prospects of Parent which he deems necessary to evaluate the merits and risks related to his investment in such shares and to verify the information received, and the Investor's knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his receipt of such shares. Without limiting the generality of the foregoing, the Investor acknowledges that he has received and reviewed copies of (i) Parent's Annual Report on Form 10-K for the years ended December 31, 1999 and 2000, (ii) Parent's Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 2, 2000, (iii) Parent's Quarterly Reports on Form 10-Q for the quarters ending March 31, 2000, June 30, 2000 and September 20, 2000 and (iv) Parent's Report on Form 8-K dated February 14, 2001.

      (b) The Investor's financial condition is such that he can afford to bear the economic risk of holding the shares of Parent Common Stock acquired by him for an indefinite period of time and has adequate means for providing for the Investor's current needs and contingencies and to suffer a complete loss of his investment in such shares of Parent Common Stock.

      (c) All information that the Investor has provided to Parent or Buyer concerning himself, his jurisdiction of domicile and his financial position is correct and complete.

      (d) The Investor has been advised that (i) the issuance of shares of Parent Common Stock to the Investor will not have been registered under the Securities Act, (ii) such shares may need to be held indefinitely, and the Investor must continue to bear the economic risk of the investment in such shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (iii) there may not be a public market for such shares, (iv) when and if such shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule unless the requirements of Rule 144(k) are satisfied, (v) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act and (vi) a restrictive legend in the following form shall be placed on the certificates representing such shares:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY GUITAR CENTER, INC., GUITAR CENTER, INC. SHALL BE FURNISHED WITH AN OPINION OF COUNSEL IN FORM SATISFACTORY TO IT OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.

    4.5  Material Misstatements or Omissions.  No representations or warranties by such Stockholder in this Agreement or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by such Stockholder or any of its Representatives to Buyer or any of its Representatives pursuant hereto, or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

5.  Buyer's Representations and Warranties.  As an inducement of each Seller and each Stockholder to enter into this Agreement, Buyer hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to each Seller and to each Stockholder, except as otherwise set forth in the Buyer Disclosure Schedule, provided that the representations and warranties contained in Section 5.5 and Section 5.6 shall be made solely to the Investor. The sections of the Buyer Disclosure Schedule are numbered to correspond to the various subsections of this Section 5 setting forth certain exceptions to the representations and warranties contained in this Section 5 and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular section of the Buyer Disclosure Schedule shall be deemed made in any other section of the Buyer Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or the Buyer Disclosure Schedule otherwise expressly and completely discloses the specific exception

    5.1  Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as presently being conducted.

    5.2  Authorization.  Buyer has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer, and this Agreement is, and upon execution and delivery thereof each Ancillary Agreement will be, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    5.3  No Conflict or Violation; Consents.  Except as set forth in Section 5.3 of the Buyer Disclosure Schedule, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by

Buyer with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of Buyer's governing documents, (b) violate, conflict with, or result in a breach of or constitute a Default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Buyer is a party or by which Buyer is bound or to which the assets of Buyer are subject, (c) violate any applicable Regulation or Court Order or (d) impose any Encumbrance on the business of Buyer. Except as set forth in Section 5.3 of the Buyer Disclosure Schedule, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

    5.4  Brokers; Transactions Costs.  Buyer has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which has or will result in the obligation of any Seller to pay any finder's fee, brokerage commission, legal, accounting or similar payment in connection with the transactions contemplated hereby.

    5.5  Capitalization of Parent.

      (a) As of the date of this Agreement, Parent has authorized under its Restated Certificate of Incorporation 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2000, Parent had outstanding 22,086,129 shares of Parent Common Stock and no shares of any other class of capital stock.

      (b) Except for shares reserved for issuance upon the exercise of options granted or available for grant under Parent's stock option and stock purchase plans (collectively, the "Parent Options") and any agreements made herein, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent.

      (c) All outstanding shares of Parent Common Stock issued or to be issued upon exercise of any of the Parent Options will be validly issued, fully paid and non-assessable. There are no preemptive rights with respect to the Parent Common Stock.

      (d) The shares of Parent Common Stock to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. Assuming that the representations of the Investor set forth in this Agreement are true and correct, the issuance of such shares of Parent Common Stock is exempt from registration under the Securities Act.

    5.6  SEC Reports; Financial Statements.  Buyer has made available to the Investor a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC (as such documents have since the time of their filing been amended, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since December 31, 2000. As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports or such other forms, reports or other documents, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended.

6.  Covenants.

    6.1  General.  Each of the Parties will use all reasonable commercial efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of closing conditions). Each Seller and each Stockholder agrees that at any time and from time to time it will execute and deliver to Buyer such further instruments or documents and take such further actions as may be required to give effect to the transactions contemplated by this Agreement.

    6.2  Notices and Consents.  Each Seller and each Stockholder will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the consummation of the transactions contemplated by this Agreement. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies required in connection with the consummation of the transactions contemplated by this Agreement.

    6.3  Access and Investigation.  Each Seller will, and will cause its Representatives to, (a) afford Buyer and its Representatives full access to such Seller's personnel, premises, properties (including subsurface testing if deemed appropriate), contracts, Books and Records and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, Books and Records and other existing documents and data as Buyer may request and (c) furnish Buyer and its Representatives with such additional financial, operating and other data and information as Buyer may request.

    6.4  Operation and Preservation of Business of Sellers.  During the period between the date of this Agreement and the Closing, no Seller shall engage in any practice, take any action or enter into any transaction outside the ordinary course of business of such Seller. Without limiting the generality of the foregoing, during the period between the date of this Agreement and the Closing no Seller shall (a) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or revise the compensation of any Stockholder or Related Party, (b) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses such Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) or otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.8 or Section 3.11 above, (c) do any other action which would (i) cause any representation or warranty of any Seller or any Stockholder in this Agreement to become untrue or (ii) that is not in the ordinary course of business consistent with past practice or (d) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in clauses 6.4(a) through (c). During the period between the date of this Agreement and the Closing, each Seller will keep its business and properties intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

    6.5  Required Approvals and Provision of Financial Data.  As promptly as practicable after the date of this Agreement, each Seller will make all filings required by any Regulation to be made by it in order to consummate the transactions contemplated by this Agreement. Each Seller will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by any Regulation to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with Buyer in obtaining all required consents.

    6.6  Notification.  Each Seller and each Stockholder shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any representation or warranty of any Seller or any Stockholder contained in this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement its respective Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

    6.7  No Negotiation.  During the period between the date of this Agreement and the Closing, no Seller nor any Stockholder shall, directly or indirectly, sell, transfer, pledge, hypothecate, encumber or otherwise dispose or surrender possession of, the Assets or any portion thereof or any interest therein, except in the ordinary course of business consistent with past practice. Until such time, if any, as this Agreement is terminated pursuant to Section 9, neither any Seller or nor any Stockholder will, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Assets or any portion thereof or any capital stock of any Seller, or any merger, consolidation, business combination or similar transaction involving any Seller, and each Seller and each Stockholder shall immediately notify Buyer in writing of any such inquiries or proposals.

    6.8  Accrued Salaries and Lease Payments.  Prior to the Closing, each Seller shall pay all accrued and unpaid salaries, accrued and unpaid lease payments and all other accrued and unpaid amounts due and owing from such Seller.

    6.9  Employee Matters.

      (a) Section 6.9(a) of the Seller Disclosure Schedule sets forth the list of the employees of each Seller that are to become employees of Buyer (the "Designated Employees"), together with a summary of the material terms of each such Person's current employment. Buyer agrees to make an offer of employment to each such Designated Employee on terms no less favorable than presently applicable to such Designated Employee as set forth in Section 6.9(a) of the Seller Disclosure Schedule and to assume any employment contract identified in Section 3.7(a) of the Seller Disclosure Schedule. Each Seller shall terminate the employment of all Designated Employees immediately prior to the Closing, and each Seller and each Stockholder shall cooperate with and use its reasonable best efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the Designated Employees.

      (b) Nothing contained in this Agreement shall confer upon any Designated Employee any right with respect to employment, or continuance thereof, with Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Designated Employees at any time, with our without cause and with or without prior notice, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Designated Employees.

    6.10  Consent to Assignment of Lease.  Notwithstanding the provisions contained in any Lease, in the event that Buyer desires to assign any Lease to a third party each Seller and each Stockholder agrees, and shall cause each of its affiliates, not to arbitrarily or unreasonably withhold any consent required to effect such assignment.

7.  Buyer's Conditions to Closing.  Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in Buyer's sole discretion):

    7.1  Accuracy of Representations of Sellers and Stockholders.  All of the representations and warranties of each Seller and each Stockholder contained in this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made on the Closing Date.

    7.2  Performance of Sellers and Stockholders.

      (a) All of the covenants and obligations that any Seller and/or any Stockholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with.

      (b) Each document required to be delivered by any Seller and/or any Stockholder pursuant to Section 2.5 or any other provision of this Agreement or any Ancillary Agreement shall have been delivered, and each of the other covenants and obligations of Sellers and Stockholders in Section 6 shall have been performed and complied with.

      (c) Buyer shall have received from all Sellers and/or all Stockholders all financial statements, schedules and notes thereto and all other information concerning each Seller each and Stockholder, reasonably required by Buyer.

    7.3  Additional Conditions.

      (a) Buyer shall have completed, to the satisfaction of Buyer in its sole discretion, its due diligence review of the Assets and Assumed Liabilities and such related documents and accounts of Sellers and the Stockholders as may be requested by Buyer or its Representatives (it being understood, however, that such review shall have no effect on the ability of Buyer to rely on the representations, warranties and covenants of Sellers and the Stockholders);

      (b) Buyer shall have received certificates confirming payment by the Stockholders of any sales Taxes due with regard to the operation of the Business prior to the Closing;

      (c) all applicable state bulk sales law requirements shall have been complied with;

      (d) all necessary consents from government agencies and third parties to permit Buyer to continue to operate the Business as contemplated by this Agreement shall have been obtained and be in full force and effect;

      (e) Buyer shall have available to it on terms acceptable to it in its sole discretion the funds required to complete the Acquisition, including to refinance the Funded Debt, which shall not exceed $16,600,000 (Sixteen Million Six Hundred Thousand Dollars) in the aggregate;

      (f)  this Agreement shall have been approved by Parent's Board of Directors; and

      (g) all applicable legal requirements shall have been complied with.

    7.4  No Proceedings.  There shall not be existing or threatened any Action or other proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

    7.5  No Claim Regarding Asset Ownership or Sale Proceeds.  There shall not have been made or threatened by any Person any claim asserting that any Seller is not, or the Sellers collectively are not, (a) the rightful owner(s) of, or have an ownership interest in, the Assets, or (b) entitled to all or any portion of the Purchase Consideration.

    7.6  No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated by this Agreement or any Ancillary Agreement will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Change under, (a) any applicable Regulation or Court Order or (b) any Regulation or Court Order that has been published, introduced, or otherwise proposed by or before any governmental agency.

    7.7  Approval of Documentation.  The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be reasonably satisfactory to Buyer and its counsel, and Buyer shall have received copies of such documents and instruments as Buyer and its counsel may request in connection with the transactions contemplated by this Agreement.

    7.8  Force Majeure.  All or any material part of the Assets shall not have been materially and adversely affected in any way by any act of God, fire, flood, war, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance.

    7.9  Release of Liens, Claims, etc.  Prior to the Closing, Buyer shall have received releases, in form and substance satisfactory to Buyer, of all Encumbrances against the Assets, and Buyer shall be satisfied that, as a result, the Sellers have good and marketable title to the Assets, free and clear of any Encumbrances.

    7.10  No Material Adverse Change.  There shall not have occurred any Material Adverse Change with respect the Assets or the Sellers.

8.  Sellers' Conditions to Closing.  Sellers' obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part in Sellers' sole discretion):

    8.1  Accuracy of Representations of Buyer.  All of the representations and warranties of Buyer contained in this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made on the Closing Date.

    8.2  Performance of Buyer.

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with.

      (b) Each document required to be delivered by Buyer pursuant to Section 2.5 or any other provision of this Agreement or any Ancillary Agreement shall have been delivered, and each of the other covenants and obligations of Buyer in Section 6 shall have been performed and complied with.

    8.3  Consents.  Each of the consents identified in Section 5.3 of the Buyer Disclosure Schedule shall have been obtained.

    8.4  No Proceedings.  There shall not be existing or threatened any Action or other proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

    8.5  No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated by this Agreement or any Ancillary Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any Seller or any Stockholder or any Person affiliated with any Seller or any Stockholder to suffer any Material Adverse Change under, (a) any applicable Regulation or Court Order or (b) any Regulation or Court Order that has been published, introduced, or otherwise proposed by or before any governmental agency.

    8.6  Approval of Documentation.  The form and substance of all certificates, instruments, opinions and other documents delivered to Sellers and the Stockholders under this Agreement shall be reasonably satisfactory to such Sellers and Stockholders and their respective counsel, and the Sellers and the Stockholders shall have received copies of such documents and instruments as they and their respective counsel may request in connection with the transactions contemplated by this Agreement.

9.  Termination.

    9.1  Termination Rights.  This Agreement may be terminated at any time prior to the Closing by:

      (a) mutual written consent of Buyer, Sellers and the Stockholders;

      (b) Buyer, any Seller or any Stockholder if the Closing shall not have occurred on or before April 30, 2001; provided, however, that this provision shall not be available (i) to Buyer if any Seller or any Stockholder has the right to terminate this Agreement pursuant to Section 9.1(e) or (ii) to any Seller or any Stockholder if Buyer has the right to terminate this Agreement pursuant to Section 9.1(c);

      (c) Buyer if there is a material breach of any representation or warranty set forth in Section 3 or Section 4 or any covenant or agreement to be complied with or performed by any Seller or any Stockholder pursuant to the terms of this Agreement or the failure of a condition to the obligations of Buyer set forth in Section 7 to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition to the obligations of Buyer set forth in Section 7 to be satisfied on or prior to the Closing Date; provided, however, that such breach or failure is through no fault of Buyer and, provided further, that Sellers or the Stockholders have not cured such failure upon fifteen (15) days' written notice from Buyer;

      (d) Buyer if Buyer, in its sole discretion, is not satisfied with the results of its due diligence review of the Assets and Assumed Liabilities and related documents and accounts of Sellers and the Stockholders pursuant to Section 7.3(a); or

      (e) any Seller or any Stockholder if there is a material breach of any representation or warranty set forth in Section 5 or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition to the obligations of Sellers set forth in Section 8 to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date; provided, however, that such breach is through no fault of any Seller or any Stockholder and, provided further, that Buyer has not cured such failure upon fifteen (15) days' written notice from Sellers or the Stockholders, as applicable.

    9.2  Effect of Termination.  In the event of termination of this Agreement, each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same or, in the alternative, destroy such materials and, upon request, confirm such destruction in writing. Whether or not the Closing takes place, the Stockholders waive, and will cause the Sellers to waive, any cause of action, right or claim arising out of the access of Buyer or its Representatives to any trade secrets or other confidential information of the Seller, except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

10.  Indemnity; Remedies.

    10.1  Indemnification.  Each Seller and each Stockholder agree, jointly and severally, to fully defend, indemnify and hold Buyer, Parent and each of their respective officers, directors, employees and affiliates (each, a "Buyer Indemnified Party") harmless from and against any and all Damages as a result of (a) the Excluded Liabilities or (b) any inaccuracy or breach of any representation, warranty, covenant or agreement of any Seller contained herein or in any Ancillary Agreement or instrument delivered by any Seller pursuant hereto or thereto. Each Seller agrees, jointly and severally, and each Stockholder agrees, severally and not jointly, to fully defend, indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Damages as a result of any inaccuracy or breach of any representation, warranty, covenants or agreement of such Stockholder contained herein or in any Ancillary Agreement or instrument delivered by such Stockholder pursuant hereto or thereto. Buyer agrees to fully defend, indemnify and hold each Seller and each Stockholder and their respective officers, directors, employees and affiliates (each, a "Seller Indemnified Party") harmless from and against any and all Damages as a result of (a) the Assumed Liabilities or (b) any inaccuracy or breach of any representation, warranty, covenant or agreement of Buyer contained herein or in any Ancillary Agreement or instrument delivered by Buyer pursuant hereto or thereto. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or in accuracy of or compliance with, any such representation, warranty, covenant or agreement.

    10.2  Procedures for Claims.  If a claim for Damages (a "Claim") is to be made by a person entitled to indemnification hereunder, the person claiming such indemnification (the "Indemnified Party") shall give written notice (a "Claim Notice") to the indemnifying person (the "Indemnifying Party") reasonably promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10, provided that if the Indemnified Party is a Seller Indemnified Party, such Claim Notice shall only be valid if it is delivered by the Seller Representative, and provided further that if the Indemnified Party is a Buyer Indemnified Party, such Claim Notice shall be valid if it is delivered to the Seller Representative. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure, and then only to the extent thereof. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 10.2, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim, provided that if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to retain one firm of separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this Section 10.2 within ten (10) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Damages by reason of such settlement or judgment.

    10.3  Remedies.  Buyer, each Seller and each Stockholder acknowledge and agree that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties hereto agrees that he, she or it each shall be entitled to an injunction or injunctions to prevent breaches of any of the provisions of this Agreement to enforce specifically this Agreement in any action instituted in any court of the United States or any state having competent jurisdiction as provided for in this Agreement, in addition to any other remedy to which such Party may be entitled, at law or in equity.

11.  Holdback Amount.

    11.1  Compensation of Buyer Indemnified Parties.  The Holdback Amount shall be available (a) to offset any Adjustment Amount pursuant to Section 2.7 and/or (b) to compensate any Buyer Indemnified Party for any Damages (whether or not involving a Third Party Claim), incurred or sustained by such Buyer Indemnified Party as a result of (i) the Excluded Liabilities or (ii) any inaccuracy or breach of any representation, warranty, covenant or agreement of any Seller or any Stockholder contained herein or in any instrument delivered by any Seller or any Stockholder pursuant to this Agreement as provided for in Section 10. The Parties agree that (i) any reduction in the Holdback Amount otherwise payable to Sellers shall be applied against the Cash Holdback and the Shares Holdback on a pro rata basis and (ii) the value of each share of Parent Common Stock constituting a portion of the Shares Holdback shall, for all purposes, be equal to the Average Parent Common Stock Price. Buyer, each Seller and each Stockholder each acknowledge that any such Damages would relate to unresolved contingencies existing on the Closing Date, which if resolved on the Closing Date would have led to a reduction in the Purchase Consideration.

    11.2  Satisfaction of Claims.  Buyer shall have the right to reduce the amount of the Holdback Amount to be delivered by Buyer to Sellers after the Closing Date by an amount that is necessary in the reasonable judgment of Buyer to satisfy any pending unpaid (a) Adjustment Amount or (b) claim for indemnification pursuant to Section 10, which claims have been or are specified in written notice to the Seller Representative prior to such date that the Holdback Amount was otherwise due to be remitted by Buyer. Promptly after the later of (x) the Determination Date and (y) the date on which all such claims, if any, have been resolved, Buyer shall deliver to Sellers the remaining portion of any Holdback Amount, if any, not required to satisfy such claims.

    11.3  Procedures.  Upon receipt by the Seller Representative, at any time on or before the last day of the Holdback Period, of written notice from Buyer (a "Holdback Notice") (i) stating that a Buyer Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages as a result of (a) the Excluded Liabilities or (b) any inaccuracy or breach of any representation, warranty, covenant or agreement of any Seller or any Stockholder contained herein or in any instrument delivered pursuant to this Agreement, as the case may be and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the Seller Representative shall have thirty (30) days to review and, if it disagrees with any matter set forth in the Holdback Notice, object in writing to such Holdback Notice. In case the Seller Representative shall not object in writing to any claim or claims made in any Holdback Notice within such 30-day period, the Sellers and the Stockholders shall be deemed to have agreed to the Holdback Notice and to the reduction of the Holdback Amount as set forth therein. Delivery of a Holdback Notice shall not foreclose or limit any other remedy available to a Buyer Indemnified Party under this Agreement, at law or in equity.

    11.4  Resolution of Disputes.  In case the Seller Representative shall object in writing to any claim or claims made in any Holdback Notice within the 30-day period provided for in Section 11.3, the Seller Representative and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Seller Representative and Buyer should so agree, such agreement shall be set forth in writing and signed by both parties. If no such agreement can be reached after good faith negotiation, either Buyer or the Seller Representative may pursue all remedies available to it under the provisions of this Agreement, at law or in equity.

12.  Seller Representative; Power of Attorney.

    12.1  Seller Representative.  The Seller Representative is appointed as agent and attorney-in-fact for each Seller and each Stockholder, to give and receive notices and communications, to object to Buyer's calculation of Year End Unearned Accounts Receivable, to consent to an increase in sales, general and administrative expenses proposed by Buyer pursuant to Section 2.8, to object to any matter set forth in any Claim Notice or Holdback Notice, to agree to, negotiate, enter into settlements and compromises of, and commence or pursue legal action and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Such agency may be changed by the Sellers and the Stockholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Seller Representative may not be removed unless holders of at least a two-thirds interest in the Holdback Amount agree to such removal and to the identity of the substituted Seller Representative. Any vacancy in the position of Seller Representative may be filled by approval of the holders of a majority in interest of the Holdback Amount. No bond shall be required of the Seller Representative, and the Seller Representative shall not receive compensation for his services. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers and each of the Stockholders.

    12.2  Exculpation.  The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment.

    12.3  Actions of the Seller Representative.  A decision, act, consent or instruction of the Seller Representative shall constitute a decision for all of the Sellers and the Stockholders and shall be final, binding and conclusive upon each of such Sellers and Stockholders. Buyer may rely exclusively upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of every such Seller. Buyer is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative.

13.  General Provisions.

    13.1  Applicable Law.  The execution, performance and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to that State's choice of law rules.

    13.2  Notices.  All notices required or permitted to be given under this Agreement shall be in writing, and will be deemed given on the date of receipt if delivered in person, or on the date of mailing if mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the applicable Party at its address indicated in the preamble or the signatures pages, as the case may be, to this Agreement. Any Party may change its address for purposes of this Agreement by giving fifteen (15) days' prior written notice of such change of address to the other Party in the manner described in this Section 13.2.

    13.3  Binding Effect; Assignment.  No Seller nor any Stockholder shall assign any of its or his rights, or delegate any of its or his obligations under this Agreement to any third party without the prior written consent of Buyer. This Agreement is binding upon, and shall inure solely to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement is not intended to benefit, and shall not be construed as benefiting, any third party, and no third party shall have standing to enforce any provision of this Agreement.

    13.4  Modification.  No purported modification, amendment or waiver of any term of this Agreement shall be effective unless it is in writing, subsequent to this Agreement and signed by all parties hereto.

    13.5  Expenses.  Buyer, each Seller and each Stockholder shall each pay its or his own respective legal, accounting, advisory and other fees, and other out-of-pocket expenses incurred in connection with the transactions contemplated herein and will not look to any other Party for any contribution toward such expenses.

    13.6  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Facsimile copies shall also be deemed originals.

    13.7  Severability.  Buyer, each Seller and each Stockholder agree that the provisions of this Agreement are severable and separate and that the unenforceability of any specific provision or part of any provision shall not affect the validity of any other provision or term of this Agreement.

    13.8  Entire Agreement.  This Agreement, together with the Ancillary Agreements, constitutes the entire agreement of Buyer, each Seller and each Stockholder with respect to the subject matter hereof and supersedes any and all prior and contemporaneous understandings or agreements, whether oral or written, concerning such subject matter, including, without limitation, the letter of intent dated as of October 6, 2000. Each Party acknowledges that it enters into this Agreement without relying on any statement by the other Party which is not specifically set forth in this Agreement.

    13.9  Interpretation of Agreement.

      (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms "include" and "including" are not limiting and mean "including without limitation."

      (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

      (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

      (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

      (e) The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

      (f)  The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

    13.10  Set-Off.  Buyer is hereby authorized at any time after the giving of prior written notice to the Seller Representative, and from time to time, to set-off and apply any and all amounts owing by Buyer to any Seller or any Stockholder under this Agreement, any agreement entered into in connection herewith or otherwise against any and all of the obligations of Sellers and the Stockholders to Buyer (whether matured or unmatured) now or hereafter existing under this Agreement, any agreement entered into in connection herewith or otherwise. The rights of Buyer under this Section 13.10 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Buyer may have.

    13.11  Public Announcements.  Any public announcement or similar publicity with respect to the this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer and the Seller Representative mutually determine. Unless consented to by Buyer and the Seller Representative in advance or required by Regulation applicable to Buyer (including, without limitation, its obligations pursuant to the Exchange Act and the rules of Nasdaq), this Agreement shall be strictly confidential and may not be disclosed to any Person. Sellers, the Stockholders and Buyer will consult with each other concerning the means by which the employees, customers and suppliers of, and others having dealings with, Sellers will be informed of the transactions contemplated by this Agreement, and Buyer shall have the right to be present for any such communication.

    13.12  Waiver of Jury Trial.  EACH SIGNATORY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN ANY OF THE SIGNATORIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate the subject matter of this Agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.

    13.13  Attorney Fees.  If any Party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing Party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation attorneys' fees and court costs reasonably incurred in connection with such action, including any appeal of such action.

    13.14  Service of Process; Consent to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY'S ADDRESS SET FORTH HEREIN, OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER CALIFORNIA LAW.

    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUCH SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT IN THE CENTRAL DISTRICT OF THE STATE OF CALIFORNIA OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, IN ANY COURT OF GENERAL JURISDICTION IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE OT THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

    (Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

BUYER: GUITAR CENTER STORES, INC.
By:	/s/ BRUCE L. ROSS
Name: Bruce Ross Title: President
SELLERS: AMERICAN MUSIC GROUP, LTD.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President
EASTERN MUSIC SUPPLY CO., INC.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President
LYONS MUSIC, INC.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President

AMERICAN MUSIC, INC.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President
AMERICAN MUSICAL INSTRUMENTS, INC.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President
GIARDINELLI BAND INSTRUMENT CO., INC.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President
CENTRAL MUSIC SUPPLY, INC.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President
GBI, INC.
By:	/s/ ROBERT A. SCHWEILLER
Name: Robert A. Schweiller Title: President
STOCKHOLDERS:
/s/ ROBERT A. SCHWEILLER Name: Robert A. Scheiwiller Address: 105 Spinnaker Lane Jupiter, Florida 33477

/s/ DAVID FLEMING Name: David Fleming Address: 200 Summerhaven Drive East Syracuse, New York 13057
/s/ DAN SCHMID Name: Dan Schmid Address: 6 Old Country Lane Fairport, New York 14450
/s/ DANIEL FLEISCHMAN Name: Daniel Fleischman Address: 156 South Street Auburn, New York 13021
/s/ THOMAS RINALDI Name: Thomas Rinaldi Address: 10 Stone Ridge Lane Greenfield, Massachusetts 01301
/s/ GREG SCHEIWILLER Name: Greg Scheiwiller Address: 6288 Garrett Street Jupiter, Florida 33458
/s/ ROBERT T. SCHEIWILLER Name: Robert T. Scheiwiller Address: 888 East Washington Street Orlando, Florida 32801
/s/ JEFF SCHEIWILLER Name: Jeff Scheiwiller Address: 8483 Dunham Road Baldwinsville, New York 13027
/s/ CAROL CHARETTE Name: Carol Charette Address: 7896 Rose Court Drive Cicero, New York 13039

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